                                                                    EXHIBIT 11.1

SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)
(000'S EXCEPT PER SHARE DATA)

                                                   NINE MONTHS                   TWELVE MONTHS
                                               ENDED SEPTEMBER 30,             ENDED DECEMBER 31,
                                               --------------------          ---------------------
                                                1998          1997            1997           1996
                                                ----          ----            ----           ----
Net income (loss)                              $5,567        $ (702)         $(1,135)       $ (302)
                                               ======        ======          =======        ======

Basic weighted average shares outstanding       8,033         3,767            4,430         3,767
Common equivalent shares:
Dilutive stock options                             51            --               --            --
Dilutive warrants                                 555            --               --            --
                                               ------        ------          -------        ------

Diluted weighted average shares outstanding     8,639         3,767            4,430         3,767
                                               ======        ======          =======        ======

Basic earnings (loss) per share                $ 0.69        $(0.19)         $ (0.26)       $(0.08)
                                               ======        ======          =======        ======

Diluted earnings (loss) per share              $ 0.64        $(0.19)         $ (0.26)       $(0.08)
                                               ======        ======          =======        ======
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